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                                                                      EXHIBIT 14

                                                  LICENSE AND RESELLER AGREEMENT
    BETWEEN PHOENIX INTERNATIONAL LTD., INC. AND LONDON BRIDGE SOFTWARE HOLDINGS
                                                          PLC AND ITS AFFILIATES


This Reseller Agreement ("Agreement") is made effective as of the latest date set forth on the signature page of this Agreement ("Effective Date"), between London Bridge Software Holdings, plc, a public limited company registered in the United Kingdom and listed on the London Stock Exchange and Phoenix International, Ltd. Inc., a Florida corporation, with a principal place of business located at 500 International Parkway, Heathrow, Florida 32748 ("PHOENIX"). This Agreement consists of the general terms and conditions contained on Pages 1 through 6 below, of the Schedules which are attached, and of any addenda to this Agreement which are executed by the parties, whether originally attached or subsequently added ("Addenda"). All definitions for defined terms are contained in Section 8.10 of the Agreement.

1.       Licensed Program License

1.1. Rights Granted. PHOENIX grants London Bridge Software Holdings plc, and each of its directly or indirectly majority owned subsidiaries (hereinafter referred to individually and collectively as "LBS") a non-transferable, non-exclusive, license for the term of this Agreement to use the Licensed Programs, any derivatives thereof and any interfaces developed by PHOENIX for End Users to connect the Licensed Programs to the End User software ("Phoenix Interfaces"), each in the Territory for the following purposes:

         A. Marketing and Demonstration: To (i) market the Licensed Programs to End Users of the Licensed Programs and/or of the Consulting and Technical Support Services provided in connection with the Licensed Programs, and (ii) to demonstrate the Licensed Programs to potential End Users.

         B. Development of Interfaces: To develop the LBS Interfaces required to interface the Licensed Programs with LBS Software and the software belonging to End Users.

         C. Granting Sublicenses: To grant non-exclusive, non-transferable sublicenses, which may be perpetual, of the Licensed Programs to End Users for use solely in their internal business operations in accordance with Section 2.2A of this Agreement.

         D. Perform Services for End Users: To perform Consulting, Technical Support, and other services for End Users, including but not limited to third-party training, commercial time-sharing, out-sourcing, rental, or service bureau and/or data processing and file transfer use.

         E. Disaster Recovery: To copy the Licensed Programs for archival or backup purposes. All titles, trademarks, copyright and restricted rights notices shall be reproduced in such copies. All archival and backup copies of the Licensed Programs are subject to the terms of this Agreement. LBS may maintain the Licensed Programs at a backup recovery facility. If the backup recovery facility is provided by a third party, LBS and the third party shall execute a written agreement prior to use of such third party facilities specifying that such party's use of the Programs shall be governed by the terms and conditions of the Agreement. The copies of the Licensed Programs installed at such backup recovery facility shall only be used during an emergency or testing for emergency and for the purpose of providing backup data processing for LBS and/or its End Users. Access to the Licensed Program(s) shall be limited solely to those employees necessary to provide backup data processing for LBS. Upon termination of the third party's services for LBS, the third party's right to use the Licensed Programs shall also terminate. The third party shall destroy all copies of such Licensed Programs in its possession, custody or control.

1.2      Restrictions on use of Licensed Program

         A. LBS shall not reproduce, prepare derivative works based upon, modify, enhance or otherwise alter, distribute copies of, perform, display, make, use, or sell the Licensed Programs except as otherwise specified in this Agreement. The only exceptions to the above are that LBS may:

                  i. Make a reasonable number of copies of the Licensed Programs for archival or backup purposes. All titles, trademarks, copyright, and proprietary rights notices shall be reproduced in such archival or backup copy. All archival and backup copies of the Licensed Programs are subject to the terms of this Agreement.

                  ii. Create computer programs for internal use only, which operate in conjunction with the Licensed Programs pursuant to this Agreement. PHOENIX shall have no responsibility or liability for the operation or integration of such computer programs in connection with the Licensed Programs except as otherwise specifically set forth in this Agreement.

         B. LBS shall not reverse engineer, disassemble or decompile the Licensed Programs, or cause or permit such acts.

1.3. Assignment of Agreement to another Entity: Neither Phoenix or LBS may assign, transfer, sub-license or delegate, without the prior written consent of the other party, its rights, duties or obligations under this Agreement to any person or entity, in whole or in part. Notwithstanding the foregoing, either party may assign this Agreement in whole to a purchaser of all or substantially all of the assets or outstanding capital stock of the assigning party, provided that: (i) such party is in the same business as the assigning party (ii) such party is not a competitor of the non-assigning party at the time of the assignment, and (iii) such party simultaneously executes a writing in which it agrees to be bound by the terms of this Agreement and the assigning party shall be jointly and severally liable with any assignee of this Agreement for the term of this Agreement.

2.       LBS Responsibilities

2.1.     Payments

A. License Fees. LBS shall be entitled to retain one hundred percent (100%) of the License Fees for Licensed Programs licensed under the End User Agreements. Notwithstanding the foregoing, after LBS has retained Four Million Dollars ($4,000,000.00) in cash payments for License Fees (including transaction fees for services provided pursuant to Section 1.10 above), LBS shall credit Phoenix with fifty percent (50%) of the cash actually received from such End Users between the Effective Date of the Asset Purchase Agreement executed between the parties of even date herewith and the Closing Date (as that term is defined in the Asset Purchase Agreement, hereinafter the "Transition Period"), which credit shall be applied to reduce the outstanding principal and interest balance of the Line of Credit Loan described in the Asset Purchase Agreement, as of the Closing Date.

B. Consulting Services Fees. Promptly upon receipt of invoices for the consulting services being subcontracted to Phoenix under the terms of Section
2.2 below, LBS shall invoice the End Users for such Consulting Services at a rate that shall be equal to or greater than PHOENIX then current blended Consulting Rate of One Hundred and Fifty Dollars ($150.00) per man-hour, and such invoices shall be required to be paid to LBS within thirty days from the invoice date. LBS shall be entitled to retain twenty percent (20%) of the Consulting Services Fees invoiced and collected from End Users. LBS shall remit the balance of the Consulting Services Fees to Phoenix within five (5) business days of receipt thereof.
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C.       Technical Support Services.  LBS shall promptly invoice the End User in advance for the initial annual Technical Support Services on the Maintenance Purchase Date (as defined in the End User Agreement, and shall charge the End User an annual Technical Support Fee which shall be equal to or greater than the annual Technical Support Fees then currently being charged by PHOENIX to its general customer base for similar Technical Support Services. LBS shall be entitled to retain twenty five percent (25%) of the Technical Support Service Fees invoiced and collected from End Users. LBS shall remit the balance of the Technical Support Services Fees to Phoenix within five (5) business days of receipt thereof.

D. Repayment of Cash Collected in the Event of Termination of Asset Purchase Agreement. Notwithstanding the foregoing, in the event that the Asset Purchase Agreement is terminated by either party under the terms of and prior to the full and final consummation of the transaction contemplated by the Asset Purchase Agreement, LBS shall:

         I. promptly assign to PHOENIX all End User agreements, subject to the consent of the End Users; and

         II. Credit PHOENIX with seventy percent (70%) of the cash collected by LBS for License Fees collected prior to such assignment, which credit shall be applied to the then outstanding amount of the loan under the Line of Credit as of the termination date.

Notwithstanding the foregoing, to the extent that an End User refuses to consent to such assignment, LBS shall be entitled to continue to use the Licensed Programs and Phoenix shall continue to provide the Services via the sublicense arrangement through the then current term of the Services Schedules to the applicable End User Agreement, and LBS shall pass through all License and Services Fees to PHOENIX for the remainder of the term of the End User Agreement provided that PHOENIX is not in default under the terms of such Agreement. Should there be a Release Event under the Escrow Agreement, LBS shall be entitled to keep any License or Services Fees invoiced and collected after the Release Event.

2.2      End User Arrangements

         LBS shall have the following obligations with respect to End User
Arrangements:

         A. Agreements with End Users: LBS may enter into sublicense and/or servicing agreements directly with one or more End Users, using the LBS standard customer agreement which shall be reasonably acceptable to PHOENIX.

         B.       Development of Interfaces:

                  I. LBS Interfaces: LBS will work with PHOENIX to mutually specify and develop various interfaces between the Licensed LBS in connection with the development of an LBS Interface shall be considered Consulting Services, and shall be performed at the blended rate of one hundred and fifty dollars ($150.00) per man-hour during the Transition Period. Once a LBS Interface is licensed to an End User, and for the longer of (i) the remainder of the term of this Agreement, (ii) or until the expiration or earlier termination of the applicable End User agreement, LBS shall provide maintenance for LBS interfaces which will interface with the most current and the next to most current releases of the Licensed Programs.

                  II. Charges for Interfaces: LBS and PHOENIX may each license their own interfaces to End Users at prices as determined solely by LBS and PHOENIX, respectively, from time to time.

3.       PHOENIX Obligations

3.1 Marketing Support. Upon LBS' request, PHOENIX will jointly market the Licensed Programs to third parties, with LBS, and each party shall bear its own expenses in connection therewith.

3.2 Consulting Services. LBS may contract directly with its End Users to provide Consulting Services, in which event PHOENIX agrees to operate as a subcontractor of LBS with respect to the provision of such Consulting Services. The scope of Consulting Services required under any such subcontract arrangement shall be described in a Consulting Services Supplement which must be approved in writing by both parties and which shall reference and be incorporated into this Agreement. In addition, the Consulting Services Rates shall be equal to or greater than the blended rate then being charged by Phoenix to its general customer base. PHOENIX agrees to provide LBS with accurate invoices within fifteen days of completion of such Consulting Services, so that LBS may promptly invoice the End User for such Services.

3.3      Technical Support Services:

         A. PHOENIX will provide Technical Support Services free of charge to LBS for so long as it is providing Technical Support Services to PHOENIX customers, and will act as a subcontractor when requested, to provide Technical Support Services to LBS End Users under the terms of its standard Technical Services Supplement attached as Schedule B to the Standard LBS End User Agreement or any additional services supplements which must be approved in writing by both parties and which reference and are incorporated into this Agreement.

         B. LBS will receive for its use, without payment of any additional license fees, all Updates issued by PHOENIX. Use of any Update with or in place of the Licensed Programs shall be fully governed by and subject to the terms of this Agreement relating to the use of the Licensed Programs. All copies of any portion of the Licensed Programs replaced by an Update shall be destroyed or returned to PHOENIX.

3.4 PHOENIX Interfaces: PHOENIX will work with LBS to mutually specify and develop various interfaces between the Licensed Programs and LBS software products and services in the event that an End User desires such an interface. PHOENIX shall charge LBS at a blended rate of one hundred and fifty dollars ($150.00) per man hour for such Consulting Services. PHOENIX shall provide LBS with prior written notice of any proposed change in an PHOENIX interface, as soon as possible, but in any event not less than sixty (60) days prior to making the proposed change. LBS shall own the proprietary rights in any and all interfaces derived from the Licensed Programs.

3.5 Improvements to the Licensed Programs: If an End User discovers an error or malfunction in the Licensed Programs and so notifies PHOENIX, PHOENIX shall make reasonable efforts to correct such error or malfunction in its next release of the Licensed Programs. Such release shall be provided to existing End Users without additional charge provided that such End Users have purchased Technical Support Services from LBS or PHOENIX.

3.6 Costs: Except as otherwise provided, all costs and expenses, including indirect costs, incurred in fulfilling PHOENIX's responsibilities under this
Article 3 shall be borne by PHOENIX.

3.7 Escrow of Source Code. PHOENIX agrees to escrow the Source Code to the Licensed programs with Fort Knox Securities in Atlanta, Georgia under terms and conditions comparable to those contained in the LBS Master Escrow Agreement which provides among other events of release that LBS shall be entitled to release of the source code ("Release Events") in the event that PHOENIX:

         i. breaches its obligations to provide Consulting and/or Technical Support Services under the terms and conditions of this Agreement;
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         II.      becomes insolvent or is unable to pay its debts in the normal course of business; or

         III.     files for bankruptcy or is forced into involuntary bankruptcy.

In the event of a Release Event, LBS shall be entitled to use the source code to the Licensed Programs for the sole purpose of supporting its End Users and its own use of the Licensed Programs, to the extent that LBS is providing services under then current End User Agreements in accordance with Section 1.1D above. In no event shall LBS be entitled to use the source code for development purposes (other than to develop the interfaces referenced in Section 1.1B above). In addition, PHOENIX agrees that in the event there is a Release Event, LBS shall be free to solicit for hire the technical employees of PHOENIX. LBS shall not use the source code for the Licensed Programs for any other purpose. LBS may not use the source code or information derived from the source code to develop, have developed or participate in the development of any competing products of the Licensed Programs. LBS may not provide the source code or any access to the source code to any third party for any reason.

4.       Term and Termination

4.1. Term. This Agreement shall commence on the Effective Date, and shall continue thereafter in full force until the earlier of (i) the Closing Date (as defined in the Asset Purchase Agreement), or (ii) that date on which this Agreement is terminated by one of the parties in accordance with Section 4.2 below.

4.2.     Termination By Either Party

         A. In the event either party defaults in any material obligation in this Agreement, the non-defaulting party shall give written notice of such default. If the party in default has not cured the default within thirty (30) days of the notice to the reasonable satisfaction of the non-defaulting party, the non-defaulting party may terminate this Agreement in writing. In addition, should LBS terminate the Asset Purchase Agreement prior to the full and final consummation of the transaction contemplated thereby, PHOENIX shall have the right to immediately terminate this Agreement, except that LBS shall be entitled to continue to use the Licensed Programs to perform the remainder of its obligations under the then current terms of any existing End User Agreements, to the extent that such End Users will not reasonably consent to assignment of such End User Agreements in PHOENIX.

         B. Termination of this Agreement shall not relieve either party's obligations under this Agreement with respect to confidentiality, indemnity, and payment of all License Fees and all other fees and expenses that have accrued or that LBS has agreed to pay. Notwithstanding the above, LBS shall not be obligated to pay PHOENIX future license fees or maintenance fees when termination is due to breach or default solely by PHOENIX and which is not cured by PHOENIX.

         C. A termination or expiration of this Agreement shall not effect LBS' right to continue to use the Licensed programs in accordance with the terms of Section 1.1 above to complete its obligations under then current agreements with its End Users for the then current terms of such agreements. In addition, the obligations of LBS and PHOENIX in connection with each End User agreement of LBS, which is effective as of the time of expiration or termination of the Agreement, shall survive such expiration or termination, and shall continue in full force and effect until such End User agreement expires or terminates pursuant to its terms.

5.       Ownership.

5.1. The parties acknowledge that all right, title and interest in and to the Licensed Programs, and in all patents, trademarks, copyrights, trade secrets, and all other intellectual property and proprietary rights therein, and all work done in connection with Consulting Services performed by PHOENIX are owned by and shall remain owned by PHOENIX, and that work resulting from custom programming or other Consulting Services performed by PHOENIX for LBS shall be owned by PHOENIX, and shall not be considered "LBS Software" for purposes of this Section 5 only.


5.2. To the extent that any right, title, or interest in and to the PHOENIX Software should accidentally or by operation of law, be deemed to be in LBS or LBS' employees, independent contractors, representatives or agents, LBS agrees at PHOENIX sole cost and expense (and agrees to use reasonable efforts to cause its employees, independent contractors, representatives or agents) to perform any acts that may be reasonably necessary to transfer ownership of any right, title, and interest in the PHOENIX Software to PHOENIX including but not limited to the execution of further written assignments, and shall use reasonable efforts to assist PHOENIX and its representative in securing intellectual property protection therefor in the United States and foreign countries.

5.3. LBS acknowledges that any unauthorized reproduction, preparation of derivative works based on (except as otherwise provided for pursuant to this Agreement), distribution, performance, display, making, using, or sale of the PHOENIX Software or any right embodied therein by LBS, or its employees, independent contractors, agents, or representatives, including Users, will result in irreparable harm to PHOENIX for which remedies other than injunctive relief may be inadequate, and that PHOENIX shall be entitled to seek from a court of competent jurisdiction injunctive or other equitable relief to restrain such unauthorized acts in addition to other appropriate remedies.

6.       Indemnity, Warranties, Remedies, Limitation of Liability

6.1.     Warranties and Disclaimers

         A.       Licensed Program Warranties:

                  I. Owner of the Licensed Programs: PHOENIX represents that it is the lawful owner or licensor of the Licensed Programs, and has the full right and authority to grant the licenses hereunder.

                  II. Performance: PHOENIX warrants for the term of this Agreement that the Licensed Programs, will substantially perform in accordance with the Specifications and Documentation provided to LBS by PHOENIX in all material respects. PHOENIX will use its best efforts to promptly correct any reported error condition of the Licensed Programs. PHOENIX will undertake to correct any reported error condition provided that LBS provides PHOENIX with documentation of the error or deficiency and the necessary software and data required to reproduce the error or deficiency of the Licensed Programs, and all other reasonable support and assistance in discovering the cause or a cure for reported error or deficiency of the Licensed Programs.

         B. Year 2000 Warranty: PHOENIX warrants, that the Licensed Programs are currently, and will remain for the term of this Agreement, Year 2000 Conformant.

         C. Services Warranty: PHOENIX warrants that its Consulting and Technical Support Services will be performed timely and consistent with the highest standards in the information technology industry in existence at the time services are performed.

         D. Infringement: PHOENIX represents to the best of its knowledge, that as of the Effective Date, no patent, copyright, trademark, or any other trade secrets or proprietary intellectual property rights and/or claims of third parties have been or will be asserted against the Licensed Programs.

         C.       Exclusions From and Limitations of Warranty:







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                  I.       General.  Except as otherwise provided above,
PHOENIX does not not warrant that the Licensed Programs will meet LBS' requirements, that the Licensed Programs will operate in the combinations which LBS may select for use (other than the Licensed Programs acquired herein), or that the operation of the Licensed Programs will be uninterrupted or error-free. The warranties set forth in this Section do not cover any copy of the Licensed Programs which have been altered or changed in any way by anyone other than PHOENIX, including but not limited to derivative works prepared by LBS, unless they were expressly authorized in writing by PHOENIX.

                  II. Unintended Use. PHOENIX is not responsible for problems caused by: (a) use of the Licensed Programs outside the scope of this Agreement; (b) changes in, or modifications to, the operating characteristics of any computer hardware, software or data for which the Licensed Programs are procured which were not previously authorized in writing by PHOENIX; (c) use of the Licensed Programs with data or software of third parties or with hardware which is incompatible with the Licensed Programs; (d) changes to any component of the Designated System; or (e) accident, physical, electrical or magnetic stress, unauthorized alterations, failure of electric power, environmental controls, or causes other than ordinary use.

The warranties specified in this Section 6.1 are the complete warranties between PHOENIX and LBS. ALL IMPLIED WARRANTIES, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY AND FITNESS FOR PARTICULAR PURPOSE, ARE EXPRESSLY EXCLUDED. Some states do not allow exclusions of implied warranties; if the above is true, the exclusions may not apply to this Agreement. The express warranties set forth above supersede all proposals, promotions, advertisements, representations or prior warranties, verbal or written, express or implied, statutory or otherwise, and any communications between the parties relating to the subject matter of these warranties not specifically incorporated into this Agreement. No representation or statement not expressly contained in this Agreement shall be binding on PHOENIX as a warranty or otherwise.

6.2     Patent, Copyright and Trademark Infringement Indemnity

         A. PHOENIX will defend and fully indemnify LBS and its officers, directors, employees, attorneys, agents and representatives against a claim that the Licensed Programs furnished and used within the scope of this Agreement infringe or violate a patent, copyright or trademark, or trade secret, or other intellectual property or proprietary right, provided that LBS promptly notifies PHOENIX in writing of such a claim upon becoming aware of the claim. PHOENIX shall control the defense of any such claim, lawsuit or other proceeding. In no event shall PHOENIX settle any such claim, lawsuit or proceeding which results in an assignment, license or transfer of rights in the Licensed Programs or which otherwise affects LBS' ability to fully satisfy all obligations that it has in connection with LBS End User Agreements without LBS' prior written approval.

         B. Notwithstanding the provisions of Section 8.2(A) above, PHOENIX shall have no liability for any claim based, in whole or in part, on:
(a) use of a superseded or altered release of the Licensed Programs, if the infringement would have been avoided by the use of the current unaltered release of the Licensed Programs that PHOENIX provides to LBS; (b) the combination, operation, or use of any Licensed Programs furnished under this Agreement with software, hardware, or other materials not furnished by PHOENIX (or represented to be compatible with the Licensed Programs) if such infringement would have been avoided by the use of the Licensed Program without such software, hardware or other materials; or (c) any modifications, enhancements or other alterations, of the Licensed Programs or any derivative works thereof not made or authorized by PHOENIX.

         C. In the event the Licensed Programs are held to infringe or are believed by PHOENIX to infringe, PHOENIX shall have the option, at its expense, to (i) modify the Licensed Programs to be noninfringing; (ii) to obtain for LBS a license to continue using the Licensed Programs, (iii) to replace the Licensed Programs with non-infringing software substantially complying with the Licensed Programs' specifications without the loss of material features or functionality; or (iv) to terminate the License for the infringing Licensed Programs and refund the License Fees paid for those Licensed Programs. The remedy described in subsection (iv) above shall not be exercised unless the remedies described in subsections (i) through (iii) are not available.

         D. LBS shall defend and indemnify PHOENIX, and hold PHOENIX harmless, for any action brought against PHOENIX and PHOENIX's officers, directors, employees, attorneys, agents and representatives to the extent such action is based on, in whole or in part: (i) by any unauthorized modification or change to the Licensed Programs made by LBS; (ii) claims made as the sole result of LBS interfaces; or (iii) claims made as a sole result of LBS' marketing efforts; provided that PHOENIX promptly notifies LBS in writing of such claim upon becoming aware of such a claim. PHOENIX and LBS shall jointly control the defense of any such claim, lawsuit or other proceeding. In no event shall LBS settle any such claim, lawsuit or proceeding which results in an assignment, license or transfer of rights in the Licensed Programs or which otherwise affects PHOENIX's rights in the Licensed Programs without PHOENIX's prior written approval.

6.3     Remedies and Limitation of Liability

         A. Remedies. For any uncured breach of the warranties contained in Paragraph 6.1 above, LBS shall be entitled to the following remedies:

                  1. In the case of any nonconformity or defect in the Licensed Programs for which PHOENIX is responsible, PHOENIX shall at LBS' option; (a) use reasonable efforts to provide maintenance, modifications, or fixes with respect to any such error in a timely manner, (b) replace the Licensed Programs with software with substantially the same functionality in all material respects, or (iii) refund the License and Service Fees to attributable in all End User Agreements to LBS.

         B. In order to avail itself of the remedies provided pursuant to this Section, LBS shall provide all reasonable support and assistance in discovering the cause or cure for the failure of the Licensed Programs.

         C. For all matters outside of infringement and/or breaches of confidentiality under the terms of this Agreement, LBS' liability to Phoenix under the terms or conditions of this Agreement shall be limited to direct damages related to claims and shall be limited to an amount equal to the greater of (i) the fees owed by LBS to PHOENIX under Article 2 above, or (ii) Five Hundred Thousand Dollars ($500,000.00). PHOENIX liability to LBS (for claims other than infringement and breaches of confidentiality under the terms of this Agreement) shall be limited to the License Fees received by PHOENIX for the Licensed Programs (in connection with claims BY PHOENIX for Services (with respect to claims related to Services. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR SPECIAL, INDIRECT, INCIDENTAL OR CONSEQUENTIAL DAMAGES (INCLUDING LOSS OF PROFITS) ARISING OUT OF THIS AGREEMENT OR WITH RESPECT TO THE INSTALLATION, USE, OPERATION OR MAINTENANCE OF THE LICENSED PROGRAMS, INCURRED BY EITHER PARTY OR ANY END USER OR OTHER THIRD PARTY, EVEN IF THE OTHER PARTY HAS BEEN APPRISED OF THE POSSIBILITY OF SUCH DAMAGES. Such special, indirect, incidental or consequential damages shall include but are not limited to loss of profits or revenue, any loss of data, or use.


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         D.       The provisions of this Article allocate the risks under this
Agreement between PHOENIX and LBS, and is reflected in PHOENIX's prices for the Licensed Programs.

7.       Confidentiality

7.1. By virtue of this Agreement, the parties may have access to information that is confidential to one another ("Confidential Information"). Confidential Information shall be limited to the Licensed Programs or any other information relating to the distinctive methods or procedures which either party uses in the design, development, licensing, support, or maintenance of software, the forms and pricing under this Agreement. Customer information, and all information understood to be or clearly identified as confidential.

7.2. LBS shall not permit any personnel or User to remove any proprietary or other legend or restrictive notice contained or included in any material provided by PHOENIX and LBS shall not permit LBS' personnel or Users to reproduce or copy any such material except as expressly authorized hereunder.

7.3. A party's Confidential Information shall not include information that, as evidenced by documentary evidence: (a) is or becomes a part of the public domain through no act or omission of the other party; (b) was in the other party's lawful possession prior to the disclosure and had not been obtained by the other party either directly or indirectly from the disclosing party; (c) is lawfully disclosed to the other party by a third party without restriction on disclosure; (d) is independently developed by the other party; or (e) is obligated to be disclosed by court order or government requirement. LBS shall not disclose the results of any benchmark tests of the Licensed Programs to any third party without PHOENIX' prior written approval.

7.4. The parties agree to hold each other's Confidential Information in confidence during the term of this Agreement and for a period of five (5) years after the termination of this Agreement. Such provisions shall apply to trade secrets so long as they fall within the definition under the Georgia Trade Secrets Act. The parties agree not to make each other's Confidential Information available in any form to any third party or to use each other's Confidential Information for any purpose other than the implementation of this Agreement. Each party agrees to take all reasonable steps to ensure that Confidential Information is not disclosed or distributed by any person or entity in violation of the terms of this Agreement. Each party agrees to take reasonable steps to protect the other party's Confidential Information, which shall be no less than the same or similar efforts used to protect that party's own Confidential Information.

7.5. Both parties acknowledge that any use or disclosure of the other party's Confidential Information in any manner inconsistent with the provisions of this Agreement may cause the non-disclosing party irreparable damage for which remedies other than injunctive relief may be inadequate, and both parties agree that the non-disclosing party shall be entitled to receive from a court of competent jurisdiction injunctive or other equitable relief to restrain such use or disclosure in addition to appropriate remedies.

8.       General

8.1. Governing Law and Jurisdiction. Both parties agree that, without respect to the place of making or place of performance of this Agreement, this Agreement shall be governed by and construed under the laws of the State of Georgia, without regard to its laws or rulings regarding conflicts of law.

8.2. Notice. All notices required to be sent hereunder shall be in writing and shall be deemed to have been given three (3) days after mailing when mailed by first class mail registered or certified. Notices to PHOENIX shall be addressed to Bahram Yusefzadeh, Chairman of the Board and CEO, Phoenix International Ltd, Inc., 500 International Parkway Heathrow, Florida 32748, with a copy addressed to: Rusty Pickering, General Counsel, Phoenix International Ltd. Inc., 500 International Parkway Heathrow, Florida 32748. Notices to LBS shall be addressed to Jon Lee, Chief Operating Officer, LBS 10th Floor, New London Bridge House, 26 London Bridge Street, London, England SE1 PSG, with a copy addressed to: Patricia B. Todd, Senior Vice President and General Counsel, London Bridge Group, 2550 W. Tyvola Road, Suite 400, Charlotte, North Carolina 20277.

8.3. Severability. In the event any provision of this Agreement, or portions thereof, is held to be invalid, illegal or unenforceable, such provision shall be, and shall be deemed to be modified so as to cure the invalidity, illegality or unenforceability, and all other provisions of this Agreement shall be enforceable notwithstanding such invalidity, illegality or unenforceability.

8.4. Waiver. The waiver by either party of any default, breach, or right of this Agreement shall not constitute a waiver of any other or subsequent default, breach, or right.

8.5. Survival. The obligations imposed by this Agreement in Section 6 and in Section 7, shall survive the termination of this Agreement.

8.6. Export Administration. LBS agrees to comply fully with all relevant export laws and regulations of the United States to assure that neither the Licensed Programs, nor any direct product thereof, are exported, directly or indirectly, in violation of United States law.

8.7.     Relationship Between the Parties

         A. PHOENIX is an independent contractor; nothing in this Agreement shall be construed to create a partnership, joint venture or agency relationship between the parties.

         B. For purposes of this Agreement, LBS is not an agent of PHOENIX, and LBS has no express or implied authority to act on behalf of, or make any representations whatsoever on behalf of PHOENIX. PHOENIX has no right to control any activities of LBS outside the terms of this Agreement. Neither party shall have the power or authority to bind the other party to any contract or obligation.

8.8. Acts of God. Neither party shall be responsible for failure to perform in a timely manner under this Agreement when its failure results from any of the following causes: Acts of God or public enemies, civil war, insurrection or riot, fire, flood, explosion, earthquake or serious accident, strike, labor trouble or any cause beyond its reasonable control. Notwithstanding the foregoing, the party so affected shall take all reasonable steps to avoid or promptly remove such cause of non-performance and shall resume performance hereunder, herein shall relieve LBS of its obligation to

8.9. Entire Agreement. All Schedules attached to this Agreement are incorporated herein by reference and are expressly made a part of this Agreement. Each party acknowledges that it has read this Agreement and the schedules attached in this Agreement, understands them, and agrees to be bound by their terms. This Agreement constitutes the complete agreement between the parties and supersedes all prior or contemporaneous agreements or representations, written or oral, concerning the subject matter of this Agreement. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

8.10.    Definitions.

         A. "Consulting Services" means installation, implementation, training and education, operational and technical recommendations, analysis, design, customer development, and general consultation relating to the Licensed programs agreed to by LBS and the End User.

         B. "Documentation" means the user guides, user manuals and associated user documentation for use by LBS and End Users in connection with the Licensed Programs.

         C. "End User" means a third party who is granted a sublicense to use the Licensed Programs or to receive Consulting or Technical Support Services provided in connection with the Licensed Programs.

         D. "Interfaces" means certain software that enables the passing of data from the one software system to another.

         E. "LBS Interfaces" means the interface(s) between the Licensed Programs and LBS software which are or will be developed by and proprietary to LBS for the purpose of passing information from the LBS software programs to the Licensed Programs, and which LBS intends to offer to its general customer base as a standard interface offering A.

         F. "Licensed Programs" means the object code versions of the PHOENIX software as set forth on Schedule B or which LBS is granted a license pursuant to this Agreement; the Documentation and Updates.

         G. "LBS Software" means software then currently owned or which LBS has the right to license to End Users.

         H. "Sublicense" means a non-exclusive, non-transferable right granted by LBS under a Sublicense Agreement to an End User to use a copy of the Licensed Programs with LBS software, or in connection with a service provided by LBS.

         I. "Technical Support Services" means telephone support, error correction, and the provision of the Updates and enhancements to the source code and object code which are developed and released for LBS and/or PHOENIX customers. Notwithstanding anything in this Agreement to the contrary Phoenix shall provide technical support for the current and immediately preceding major release of the Licensed Programs.

         J. "Territory" means world-wide, excluding any country in Africa, Middle East and Australia.

         K. "Updates" means subsequent releases of the Licensed Programs which are generally made available for the Licensed Programs. Updates also shall include all changes to, additions to, subtraction from, error corrections, and all other modifications to the Licensed Programs, as well as later versions of the initial version of the Licensed Programs delivered to LBS and/or other PHOENIX Customers.

         L. "User" means any current or future employee of LBS or End User who shall require access to or use of the Licensed Programs solely in connection with the internal business operations of said employer.

         M. "Year 2000 Conformant" means that neither performance nor functionality is affected by dates prior to, during and after the year 2000. In particular:

         Rule 1. no value for current date will cause any interruption in operation;

         Rule 2. date-based functionality must behave consistently for dates prior to, during and after Year 2000;

         Rule 3. in all interfaces and data storage, the century in any date must be specified either explicitly or by unambiguous algorithms or interfacing rules; and

         Rule 4.  Year 2000 must be recognized as a leap year.

Each party has caused this Agreement to be executed by its duly authorized representative.

PHOENIX INTERNATIONAL LTD., INC.           LONDON BRIDGE SOFTWARE HOLDINGS, PLC.

By: /s/ Bahram Yusefzadeh                  By: /s/ Jonathan Lee
   -----------------------------              ----------------------------------

Name: BAHRAM YUSEFZADEH                   Name: JON LEE
     ---------------------------                --------------------------------

Title: CHM & CEO                           Title: COO
      --------------------------                 -------------------------------

Date: 10-25-2000                           Date: 25th October 2000
     ---------------------------                --------------------------------